Exhibit 99.1

FOR IMMEDIATE RELEASE

GEMSTAR-TV GUIDE NAMES BEDI A. SINGH

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

(Los Angeles, CA) April 17, 2006 – Gemstar-TV Guide International, Inc. (NASDAQ: GMST), today announced that it has appointed Bedi A. Singh executive vice president and chief financial officer. Mr. Singh, whose appointment is effective immediately, will report to Gemstar-TV Guide chief executive officer Rich Battista. Mr. Singh most recently served as chief finance and administration officer for Novartis Pharma A.G.

Mr. Battista said, “We are fortunate to have found an individual with Bedi’s talents and background to assume the responsibilities of CFO at this time. He is an experienced financial professional having served as a divisional CFO for Novartis and for Sony Pictures Entertainment, both large multi-national public companies. Along with significant financial experience, he brings a proven track record in the media and entertainment industry, which will aid him as he assumes a key role in the senior management of our company. I am confident that Bedi will provide our financial team with strong leadership as we progress on our exciting strategic plan.”

Mr. Singh said, “I am delighted to be joining Gemstar-TV Guide at such an important time in the company’s history. I have always been impressed with the strength of the TV Guide brand and I am very enthusiastic about the strategic direction that Rich has laid out for the company. I believe there is significant growth potential as Gemstar-TV Guide continues on the path to be the leading guidance provider across multiple media platforms.”

Mr. Singh has a strong background in public accounting, financial reporting, and in strategic business development. In addition to overseeing all of the financial operations at Gemstar-TV Guide and the company’s investor relations activities, he will also share oversight of the company’s information technology (IT) group with Mike McKee, Gemstar-TV Guide’s chief operating officer.

Prior to joining Gemstar-TV Guide, since 2004, Mr. Singh has served as chief finance and administration officer for Novartis Pharma A.G., a leading company in health care research and product development, based in Switzerland. In this role, he oversaw finance, strategic planning, purchasing and IT, and served as part of the company’s executive committee, reporting to the CEO. He supervised over 2,000 people worldwide, through 18 internationally located direct reports.

From 1999-2003, Mr. Singh was executive vice president and CFO of Sony Pictures Entertainment, a division of Sony Corporation of America. In this role, he had responsibility for Finance, IT, and corporate strategy and worked closely with all division presidents. He supervised over 800 people and was involved in financial presentations to Wall Street analysts and the press. He was a member of the board of directors of SET India, the company’s cable/satellite TV channel. He was also a member of the board of directors of Sony Pictures Entertainment Japan; and he was the company’s board representative for Loews Cineplex Inc.

Prior to joining Sony, Mr. Singh worked for News Corporation from 1991-1999, serving in senior financial roles, including deputy chief financial officer for Fox Filmed Entertainment; and group financial controller for News International plc.

From 1987-1991, Mr. Singh was a senior country manager for Accenture Ltd., (at the time Andersen Consulting), where he spearheaded a project funded by the World Bank, developing a strategic plan for the Nigerian National Petroleum Corporation. He began his career in London as an audit manager at the accounting firm Deloitte and Touche (at the time Arthur Andersen, UK).

An honors graduate of the London School of Economics and Political Science, Mr. Singh holds a Bachelor of Science degree in Economics, and is a fellow of the Institute of Chartered Accountants in England and Wales. In addition, he is a graduate of the Harvard Business School Program for Management Development. Mr. Singh lives in Southern California and will be based in Gemstar-TV Guide’s Los Angeles headquarters.

About Gemstar-TV Guide

Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST - News) is a leading media, entertainment and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

This news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to the transformation of our TV Guide magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investment in new and existing businesses, including TV Guide magazine and TV Guide Spot; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide and TV Guide Spot are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

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Contact:

Gemstar-TV Guide International, Inc.

Media:

Eileen Murphy, 212-852-7336

or

Analysts and Investors:

Rob Carl, 323-817-4600